UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 26, 2016

HUBSPOT, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36680	20-2632791
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25 First Street, 2nd Floor Cambridge, Massachusetts	02141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 482-7768

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

(b) Stacey Bishop resigned from her position as a member of the Board of Directors (the “Board”) of HubSpot, Inc. (the “Company”) and as a member of all committees of the Board on which she served, effective April 26, 2016. Ms. Bishop served as a member of the Audit Committee and the Nominating and Corporate Governance Committee of the Board. Ms. Bishop’s resignation was not due to any disagreement with the Company.

Election of Director

(d) On April 26, 2016, the Board appointed Julie Herendeen as a class III director of the Company to fill the vacancy created by Ms. Bishop’s resignation and as a member of the Audit Committee and the Nominating & Corporate Governance Committee. The term of the Company’s class III directors, including Ms. Herendeen, expires at the annual meeting of stockholders to be held in 2017 or upon the election and qualification of successor directors.

Ms. Herendeen’s compensation will be consistent with that provided to all of the Company’s non-employee directors pursuant to the Company’s Non-Employee Director Compensation Policy (which is described in Item 8.01 of this Report on Form 8-K). In addition, the Company will enter into an indemnification agreement with Ms. Herendeen in connection with her appointment to the Board, which will be in substantially the same form as that entered into with the other directors of the Company.

There is no arrangement or understanding pursuant to which Ms. Herendeen was appointed to the Board. There are no family relationships between Ms. Herendeen and any director or executive officer of the Company, and Ms. Herendeen has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure

On April 28, 2016, the Company issued a press release announcing Ms. Herendeen’s appointment to the Board as discussed in Item 5.02(d) of this Report on Form 8-K. The full text this press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference to such filing.

Item 8.01 Other Events.

Revised Non-Employee Director Compensation Policy

On March 30, 2016, the Board approved, at the recommendation of the Compensation Committee of the Board, a revised Non-Employee Director Compensation Policy (the “Policy”), a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein. Under the Policy, the Company’s non-employee directors will be compensated for service on the Board as follows:

Equity Grants

Each of the Company’s non-employee directors will receive an annual equity grant following the annual meeting of stockholders of $150,000 worth of the Company’s common stock in the form of stock options and/or restricted stock units, as determined by the Compensation Committee of the Board. Newly-elected non-employee directors will receive a pro-rated equity grant in connection with their appointment or election to the Board. The options and restricted stock units will vest in full on the first anniversary of the grant date (or, if earlier, the annual meeting of stockholders that is closest to the one-year anniversary). All unvested equity awards held by a non-employee director will accelerate and immediately vest if the non-employee director’s service relationship ends within three months prior to or 12 months following a change of control of the Company. The fair market value of the annual equity grant will be based on the market price of the Company’s common stock at the time of grant.

Cash Retainers

Each of the Company’s non-employee directors will also annually receive $30,000 for general availability and participation in meetings and conference calls of the Board, to be paid quarterly in advance. Additionally, the audit committee chairperson will annually receive $16,000, an audit committee member will annually receive $5,000, the compensation committee chairperson will annually receive $10,000, a compensation committee member will annually receive $5,000, the nominating and corporate governance committee chairperson will annually receive $6,000, a nominating and corporate governance committee member will annually receive $3,000, and the Company’s lead independent director will annually receive $7,500, in each case, to be paid quarterly in advance. Directors shall be entitled to retain any retainer fees paid in advance with respect to the quarter in which he or she ceases to be a director or ceases to serve on a committee, as committee chair or as lead independent director.

Directors affiliated with an investor in the Company (“Investor Directors”) that holds one percent or more of the Company’s capital stock are not eligible to receive cash retainer fees or equity compensation under the Policy. Directors affiliated with an investor who falls below the 1% threshold will become eligible to receive cash retainer fees beginning in the calendar quarter following the date in which the Company is notified that such investors’ holdings have fallen below 1% and will become eligible to receive an annual equity grant at the next annual meeting following such date.

Expenses

The Company will continue to reimburse non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of Board and committees of the Board.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Non-Employee Director Compensation Policy

99.1	Press Release dated April 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 28, 2016	HubSpot, Inc.

	By:	/s/ John Kelleher
	Name:	John Kelleher
	Title:	General Counsel